Exhibit 2

Release:	IMMEDIATE RELEASE

Contact:	Brian Yuen Global-Tech USA, Inc. Tel.: 212-683-3320

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH APPLIANCES ANNOUNCES NEW BUSINESS INITIATIVE TO DEVELOP AND

MARKET A WIDE RANGE OF DISPLAY-ORIENTED PRODUCTS

Hong Kong, July 17, 2003 — Global-Tech Appliances Inc. (NYSE: GAI) today announced a continuing step in its previously disclosed strategic initiative to diversify its business operations by creating a new business unit to develop and market a wide range of display-oriented products.

The new entity, Global Display Limited, was recently established with its own dedicated and experienced technical and marketing staff. Global Display will focus primarily on the development and manufacturing of higher-value, more technologically advanced consumer products incorporating flat-panel displays (FPDs). Initially, the concentration will be on FPD products using plasma and thin film transistor liquid crystal displays (TFT LCDs), which the Company plans to introduce within the next few months. Additionally, Global Display also intends to develop and produce other display-oriented products utilizing liquid crystal on silicon (LCOS), optical, and digital technologies in the near future.

As part of this new business initiative, the Company plans to re-emphasize its original design manufacturing (ODM) concept by developing a wide range of “off-the-shelf” display-oriented products, which it believes can be offered to potential customers in North America and Europe, particularly branded customers, as a “ready-to-sell” package.

John C.K. Sham, President and Chief Executive Officer, said: “For some time, we have been exploring various opportunities in the flat-panel display business. By leveraging the technical knowledge we acquired in our continuing research and development of organic light emitting diode (OLED) displays, and working in collaboration with the Hong Kong University of Science and Technology, we believe we have identified some display-oriented products that merit further consideration and investment.”

Mr. Sham continued, “By taking advantage of our multi-capability and vertically-integrated manufacturing facility in Dongguan, China, in addition to re-invigorating our ODM strategy, which has been successful in the past, we believe that we can design, manufacture, and introduce new, technology-based, display-oriented products with desirable features which will enable us to expand our customer base.”

Mr. Sham concluded, “While we are committed to maintaining our core business of manufacturing electrical appliances and floor care products, and are progressing beyond the R&D stage into the process development phase in our OLED program, we believe that this new business initiative will provide an opportunity to support the Company’s near-term growth.”

Global-Tech is a designer, manufacturer, and marketer of a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The Company’s products are marketed by its customers under brand names such as Black & Decker®, DeLonghi®, Dirt Devil®, Eureka®, Hamilton Beach®, Morphy Richards®, Proctor-Silex®, Sunbeam®, and West Bend®.

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Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company’s customers, product demand and market acceptance, the success of new product development, reliance on material customers and key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.

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